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                           OUTBOARD MARINE CORPORATION
                  EXHIBIT 11: COMPUTATION OF PER SHARE EARNINGS


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
                                                               Three Months               Six Months
                                                               Ended June 30,           Ended June 30,
                                                              -----------------       -----------------
(Dollars and Shares in Millions Except per Share Data)         2000        1999        2000       1999
                                                              ------      -----       ------      -----
Basic Earnings per Share:
     Net earnings (loss) of common shareholders ............  $(28.0)     $33.8       $(59.5)     $21.9

     Weighted Average Number of Shares .....................    20.4       20.4         20.4       20.4
                                                              ------      -----       ------      -----
     Basic Earnings (Loss) Per Share .......................  $(1.37)     $1.66       $(2.92)     $1.07
                                                              ======      =====       ======      =====

Diluted Earnings Per Shares:
     Net Income (Loss) .....................................  $(28.0)     $33.8       $(59.5)     $21.9

     Weighted Average Number of Shares .....................    20.4       20.6         20.4       20.6
     Common Stock Equivalents (Stock Options) ..............    --         --           --         --
                                                              ------      -----       ------      -----
     Average Shares Outstanding ............................    20.4       20.6         20.4       20.6
                                                              ------      -----       ------      -----
        Diluted Earnings (Loss) Per Share ..................  $(1.37)     $1.64       $(2.92)     $1.06
                                                              ======      =====       ======      =====
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